Exhibit 5


             [LETTERHEAD OF RIGGS NATIONAL CORPORATION APPEARS HERE]

April 14, 1999

Riggs National Corporation
1503 Pennsylvania Avenue, N.W.
Washington, D.C. 20005

Gentlemen and Mesdames:

I am the Executive Director of Legal Affairs of Riggs National Corporation, a Delaware corporation (the "Company"). In that capacity, I am acting as counsel for the Company in connection with the registration of 5,250,000 shares of its Common Stock, $2.50 par value per share (the "Common Stock"), pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") and the Riggs National Corporation 1996 Stock Option Plan (the "Plan").

I have reviewed such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that the Common Stock has been duly authorized for issuance by the Company, and that upon issuance and delivery in accordance with the Plan referred to in the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any other stockholder of the Company.

The opinions stated in this letter are based upon the General Corporation Law of the State of Delaware in effect on the date of this letter. The opinions expressed in this letter are limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Sincerely,


                                            /s/ JOSEPH M. CAHILL
                                            --------------------
                                            Joseph M. Cahill
                                            Executive Director of Legal Affairs